GDTek
Green Day Technologies

December 27, 2013

SALES AGENCY CONTRACT

Between:

COMPANY: Green Day Technologies, Inc.
PRINICIPAL: Green Day Technologies, Inc.
Whose registered office is at: 500 Australian Avenue South Suite 600
West Palm Beach, Palm Beach County, Florida, 33401 USA
(Hereinafter called "the Principal")

and:

COMPANY: PENIELTRADINGKOREA
SALES AGENT: Bryan Sangwook Kang

Whose registered office is at: #901 Renaissance ,Yatap 342-2,Bundang,Seongnam,Gyeonggi, 463-828, Korea

(Hereinafter called "the Agent")

It is agreed as follows:

Article 1 Territory and Products

The Principal appoints the Agent as the general sales Agent for the sale of Principal's products in the following territory: South Korea

Article 2 Good faith and fair dealing

2.1 In carrying out their obligations under this agreement all the parties will act in accordance with good faith and fair dealing.

2.2 The provisions of this agreement, as well as any statements made by the parties in connection with this agency relationship, shall be interpreted in good faith.

Article 3 Agent's functions

3.1 The Agent agrees to use his best endeavors to promote the sale of the Products in the Territory.

3.2 When negotiating with customers, the Agent shall offer Products strictly in accordance with the terms and conditions of the offers of sale that the Principal has communicated to him.

Article 4 Acceptance of orders by the Principal

The Principal shall inform the Agent without undue delay of his acceptance or rejection of the orders transmitted by the latter. The Principal may accept or reject any individual order Transmitted by the Agent at his own discretion.

GDTek
Green Day Technologies

Article 5 Sub-agents

The Agent may engage sub-agents, provided he informs the Principal in writing. The agent shall be responsible for all activities of his sub-agents or assigns. Principal shall be held not liable and blameless for any negative actions or misrepresentations by the Agents sub-agents or their compensation structure without previous written consent from Principal..

Article 6 Financial responsibility

6.1The Agent shall satisfy himself, with due diligence, of the solvency of customers whose orders he Transmits to the Principal. He shall not transmit orders from customers concerning which he knows or ought to know that they are in a critical financial position, without informing the Principal in advance of such fact.

6.2 The Principal Agrees to the following The Principal Agrees to enter a Contract to Appoint PENIEL TRADING KOREA represented by Mr. BRYAN SANGWOOK KANG to act as our Sales Agent.

We are selling the Pellets at a Cost of $130 USD per USA English TON- FOB Port of Green Bay Wisconsin USA.

Article 7 Complaints by Customers

The Agent shall immediately inform the Principal of any observations or complaints received from customers in respect of the Products. The parties here to shall deal promptly and properly with such complaints.

Article 8 Exclusivity

8.1 The Principal shall not, during the life of this contract, grant any other person or undertaking within the Gyeonggi, South Korea the right to represent or sell the Products on behalf of Principal.

8.2 The Principal is, whenever necessary, entitled to deal directly, without the Agent's intervention (provided he informs the latter) with customers situated in the Territory but in respect of any sales arising therefrom, the Agent shall be entitled to the normal commission rate.

Article 9 Agent to be kept informed

9.1 The Principal shall provide the Agent with all necessary written information relating to the Products as well as with the information needed by the Agent for carrying out his obligations under the contract.

9.2 He shall furthermore inform the Agent without undue delay of his acceptance, refusal and/or non execution of any business transmitted by the Agent.

9.3 The Principal shall keep the Agent informed of any relevant communication with customers in the Territory.

GDTek
Green Day Technologies

Article 10 Established in the Territory.

If the Agent, when dealing with customers established in the Territory, solicits orders resulting in contracts of sale with customers established outside the Territory, and if the Principal accepts such orders, the Agent shall be entitled to receive Commission from Principal.

Article 11 Commission

The commission shall be Two Dollars ($2.00) per Ton calculated in the currency of the sales contract. All commissions will be paid in US Dollars.

Article 12 Unconcluded business

12.1 No commission shall be due in respect of offers or orders transmitted by the Agent and not accepted by the Principal.

12.2 If a contract made by the Principal as a result of orders transmitted by the Agent is not thereafter put into effect, the Agent shall be entitled to a normal commission unless non-performance of the contract is due to reasons for which the Principal is not responsible.

Article 13 Term of the Contract

13.1 This contract enters into force on 12/_31_/2013 and ends on 12 / _31 / 2014 .

13.2 This contract shall be automatically renewed for successive periods of one year, unless terminated by either party by notice given in writing by means of communication ensuring evidence and date of receipt (e.g. registered mail with return receipt, special courier), not less than four months before the date of expiry. If the contract has lasted for more than five years, the period of notice will be of six months.

Article 14 Unfinished business

14.1 All orders transmitted by the Agent or received by the Principal from customers established in the Territory but not delivered before the expiry or termination of this contract shall entitle the agent to normal commission.

14.2 All orders received after expiry or termination of this contract shall entitle the Agent to normal commission provided the enquiries were received before the expiry or termination of this agreement. The Agent must however inform the Principal in writing, before the expiry or termination of this agreement, of the pending enquiries, offers and negotiations which may give rise to commission under this paragraph.

Article 15 Earlier termination

15.1 Each party may terminate this contract with immediate effect, by notice given in writing by means of communication ensuring evidence of date of receipt (e.g. registered mail with return receipt, special courier), in case of substantial breach by the other party of the

obligations arising from the contract, or in case of exceptional circumstances justifying the earlier termination.

15.2 Any failure by a party to carry out all or part of his obligations under the contract resulting in such detriment to the other party as to substantially deprive him of what he is entitled to expect under the contract, shall be considered as a substantial breach for the purpose of article 15.1, above. Circumstances in which it would be unreasonable to require the terminating party to continue to be bound by this contract shall be considered as exceptional circumstances for the purpose of article 15.1, above.

15.3 The parties hereby agree that the violation of the provisions under Articles 8 – 10 of the present contract is to be considered in principle, unless the contrary is proved, as a substantial breach of the contract. Moreover, any violation of the contractual obligations may be considered as a Substantial breach, if such violation is repeated notwithstanding a request by the other party to fulfill the contract obligations.

15.4 Furthermore, the parties agree that the following situations shall be considered as exceptional circumstances that justify earlier termination by the other party: bankruptcy, moratorium, receivership liquidation or any kind of composition between the debtor and the creditors, or any circumstances that are likely to affect substantially one's party's ability to carry out his obligations under this contract.

15.5 If a party terminates the contract according to this article, but the judges ascertain that the reasons put forward by that party did not justify the earlier termination, the termination will be effective, but the other party will be entitled to damages for the unjustified earlier termination. Such damages will be equal to the average commission for the period the contract would have lasted in case of normal termination, unless the damaged party proves that the actual damage is higher (or, respectively, the party having terminated the contract proves that the actual damage is lower). The above damages are in addition to the indemnity which may be due under article 16.

Article 16 Indemnity in case of termination

16.1 The Agent shall have no right to indemnity in the following cases:

a) Where the Principal has terminated the contract according to the conditions set out in article 15;

b) Where the Agent has terminated the contract, unless the termination is justified under article 15 or on grounds of age, infirmity or illness in consequence of which the Agent cannot reasonably be required to continue his activities;

16.2 The goodwill indemnity provided for under this article is in lieu of any compensation for loss or damage arising out of the contract expiration or termination (except damages for breach of contract)

Article 17 Applicable law

Green Day Technologies

Any dispute arising out of or on connection with the present contract shall be finally settled in accordance with the U.S.A Laws and any legal action must be filed in U.S. Federal Court in the state of Florida.

Article 18 Inclusion under the present contract

The annexes attached to this contract form integral part of the agreement.

Article 19 Modifications-Nullity

19.1 No addition or modification to this contract shall be valid unless made in writing. However, a party may be precluded by his conduct from asserting the invalidity of additions or modifications not made in writing to the extent that the other party has relied on such conduct.

19.2 The nullity of a particular clause of this contract shall not entail the nullity of the whole agreement unless such clause is to be considered as substantial, i.e. if the clause is of such importance that the parties (or the party to benefit of which such clause is made) would not have entered into the contract if it had known that the clause would not be valid.

Article 20 Authentic text

The English text of this contract is the only authentic text.

Article 21 Governing Law

The enforcement and interpretation of this agreement shall be governed by the laws of United States of America.

The parties have executed this agreement on 12 / 31 / 2013

Bo Linton, President
Green Day Technologies Inc.
PRINCIPAL

Authorized Signature

Bryan Sangwook Kang:
Peniel Trading Korea Investment
AGENT

Authorized Signature

PENIEL TRADING KOREA

Bryan Kang

500 Australian Avenue South, Suite 600 /
West Palm Beach Florida 33401
Phone (407) 574-4740 Fax (407) 583-4901
Email: info@gdttek.com Website: www. GDTTek.com